Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Bone Biologies, Corp.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated November 12, 2014, relating to our audit of the balance sheets of Bone Biologics, Corp. as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended and the period from March 9, 2004 (inception) through December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP
Newport Beach, CA
November 12, 2014